EXHIBIT 99.1




            CENDANT CORPORATION ANNOUNCES PRELIMINARY RESULTS OF ITS
                         DUTCH AUCTION SELF-TENDER OFFER

         New York, NY, July 16, 1999--Cendant Corporation (NYSE: CD) today announced the preliminary results of its Dutch Auction self-tender offer for 50 million shares which expired Thursday, July 15, 1999 at 12:00 midnight, New York City time.

         The preliminary count by the depositary for the offer indicated that approximately 56.1 million shares were tendered (including approximately 7.7 million shares in the form of guaranteed deliveries) and not withdrawn at prices of $22.25 per share or lower. Shares tendered in excess of this price, and shares not accepted because of proration, will be promptly returned. The Company expects to purchase 50 million shares at $22.25 per share. Accordingly, based on the preliminary results, the proration factor in the offer would be approximately 90% after giving effect to the shares tendered in the form of guaranteed deliveries and 100 % if no guaranteed deliveries are completed. In accordance with the terms of the offer, the Company accepted all shares properly tendered by eligible odd lot shareholders at or below $22.25 per share.

         The determination of the actual number of shares to be purchased, the final proration factor and the purchase price are subject to final confirmation and the proper delivery of all shares tendered and not withdrawn, including shares tendered pursuant to the guaranteed delivery procedure. Payment for shares accepted for payment and return of all shares tendered but not accepted for payment will occur as soon as practicable after determination of the final proration factor, the purchase price and number of shares properly tendered.

         The Company announced and commenced its offer to purchase up to 50 million shares of its common stock, or approximately 7% of its then outstanding shares, at a price range of $19.75 to $22.50 on June 16, 1999.

         Following the completion of the Dutch Auction self-tender offer, Cendant will have repurchased approximately 141 million shares or about 17% of its outstanding shares (this includes the Company's previously announced and completed share repurchase programs and the 7.1 million shares returned to the Company in connection with the sale of Hebdo Mag International). Cendant expects to continue to use excess financial resources, including cash flow from operations and proceeds from asset sales, to repurchase shares and retire debt. The Company's stated objective is to maintain a target debt to total capital ratio of 40% or less.

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         Statements  about future  results  made in this release may  constitute
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation   Reform  Act  of  1995.   These  statements  are  based  on  current
expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 10-K/A for the year ended December 31, 1998, including the resolution of the pending class action litigation and the Company's ability to implement its plan to divest non-strategic assets.

         Cendant Corporation is a global provider of consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchisor, Cendant is the world's leading franchisor of hotels, rental car agencies, tax preparation services and real estate brokerage offices. The real estate segment also includes Welcome Wagon/GETKO and the Company's soon-to-be-created residential real estate services portal on the Internet. As a provider of outsourcing solutions, Cendant is the world's largest vacation exchange service, a major provider of mortgage services to consumers and the global leader in employee relocation. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. Other business units include NCP, the UK's largest private car park operator, and Wizcom. Headquartered in New York, NY, the Company has more than 30,000 employees and operates in over 100 countries.

         More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).



Media Contact:                                      Investor Contact:
Elliot Bloom                                        Denise L. Gillen
212-413-1832                                        212-413-1833
                                                    Samuel J. Levenson
                                                    212-413-1834